Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
August 19, 2015	TRADED: Nasdaq

LANCASTER COLONY CONTINUES HIGHER CASH DIVIDEND;
BOARD OF DIRECTORS SETS ANNUAL MEETING DATE AND TIME

COLUMBUS, Ohio, Aug. 19 - Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 46 cents per share on the company’s common stock, payable September 30, 2015 to shareholders of record on September 9, 2015.
The board voted to continue the cash dividend at the higher level set nine months ago. The company is one of only 15 U.S. companies to have increased regular cash dividends each year for 52 consecutive years.
The company also announced that its board of directors has set the annual meeting of shareholders for 11:30 a.m. ET, Monday, November 16, 2015 in the Lilac meeting room at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219. The record date for shareholders entitled to vote at the meeting is Friday, September 18, 2015.
John B. Gerlach, Jr., chairman and chief executive officer of Lancaster Colony, said, “The dividend reflects the company’s continued strong financial position and will be the 209th consecutive quarterly cash dividend paid by the company since September 1963.” He noted that the indicated annual payout for the current fiscal year ending June 30, 2016 is $1.84 per share, up from the $1.82 per share paid in fiscal 2015.
Common shares currently outstanding are approximately 27,360,000.

Forward-Looking Statements
We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements.

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PAGE 2 / LANCASTER COLONY CONTINUES HIGHER CASH DIVIDEND

Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	the extent to which future business acquisitions are completed and acceptably integrated;

•	access to any required financing;

•	changes in our cash flow or use of cash in various business activities; and

•
risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations.

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FOR FURTHER INFORMATION:	Douglas A. Fell, Vice President, Treasurer and CFO, or
Dale N. Ganobsik, Director of Investor Relations
Lancaster Colony Corporation
Phone: 614/224‑7141
Email: ir@lancastercolony.com